Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

                THIRD AMENDMENT made as of this 3rd day of August, 2001 to the Employment Agreement dated as of April 29, 1998, as amended by the First Amendment To Employment Agreement entered into on the 29th day of July, 1999 and by the Second Amendment To Employment Agreement entered into on the 15th day of December, 1999, by and between ResortQuest International, Inc., a Delaware corporation formerly known as Vacation Properties International, Inc. (“RQI”), and David L. Levine (the “Employee”), which became effective on May 26, 1998, the date of the consummation of the initial public offering of the common stock of RQI (the “Employment Agreement”).

W I T N E S S E T H:

                WHEREAS, RQI and Employee have previously entered into the Employment Agreement; and

                WHEREAS, RQI and Employee desire to further amend the Employment Agreement.

                NOW, THEREFORE, the parties hereto agree as follows:

1.             The first sentence of Paragraph 5 of the Employment Agreement is hereby amended in its entirety to read as follows:

“The term of this Agreement shall begin on August 3, 2001 and continue until August 3, 2006, and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal (such initial period and any extensions thereof being referred to herein as the “Term”).

2.             Sub-paragraph 12(h)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:

“a lump-sum cash payment within fifteen (15) days of Employee’s date of termination (or, if applicable, such later date as is necessary for the Employee to execute the release described under paragraph 20(b) herein) equal to three (3) times the Employee’s annual base salary in effect immediately prior to the Change in Control multiplied by the greater of (1) the number of years (or partial years) remaining in the Term as of the date of termination (without additional extension) or (2) two (2);”

3.             Sub-paragraph 12(i)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(i)          a lump sum cash payment within fifteen (15) days of the Change in Control (or, if applicable, such later date as is necessary for Employee to execute the release described under paragraph 20(b) herein) equal to three (3) times the Employee’s base salary at the rate in effect at the time of Employee’s termination for whatever time period is remaining under the Term of this Agreement at the time of Employee’s termination (without any additional extension), less any amounts paid pursuant to sub-paragraph 5(d) between the effective date of Employee’s termination and the effective date of a Change in Control; and”

4.             Sub-paragraph 12(j) of the Employment Agreement is amended by adding the following language at the end thereof:

“Notwithstanding the foregoing, the five (5) year period provided for in this sub-paragraph 12(j) is hereby extended to a seven (7) year period so that the Employee will be entitled to ten (10) years of continued health and welfare benefits in those situations where the Employee would have, in the absence of this sentence, been entitled to eight (8) years of continued health and welfare benefits.”

5.             Severability.  If any portion of this Amendment is held invalid or inoperative, the other portions of this Amendment shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

6.             Assignment; Binding Effect.  Employee understands that he or she has been selected for employment by RQI on the basis of Employee’s qualifications, experience and skills.  Employee, therefore, shall not assign all or any portion of Employee’s performance under this Amendment.  Subject to the preceding two (2) sentences, this Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

7.             Complete Agreement.  This Amendment, together with the Employment Agreement (as amended hereby), supersedes any other agreements or understandings, written or oral, between RQI and Employee, and Employee has no oral representations, understandings or agreements with RQI or any of its officers, directors or representatives covering the same subject matter as the Employment Agreement (as amended hereby).

                This written Amendment, together with the Employment Agreement (as amended hereby) is the final, complete and exclusive statement and expression of all the terms of the Employment Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Amendment, together with the Employment Agreement (as amended hereby), may not be later modified except by a written instrument signed by a duly authorized office of RQI and Employee, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term.

8.             Governing Law.  This Amendment shall in all respects be construed according to the laws of the State of Tennessee.

9.             Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To RQI:	ResortQuest International, Inc. 530 Oak Court Drive Suite 360 Memphis, TN 38117 Attention: General Counsel

To Employee:	To the address specified below Employee’s name at the end of this Amendment.

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 7.

10.           The Employment Agreement.  Except as expressly set forth herein, all other provisions of the Employment Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

RESORTQUEST INTERNATIONAL, INC.

By:	/s/ M. Ronald Halpern
	Name:	M. Ronald Halpern
	Title:	Vice President, General Counsel and Secretary

/s/ David L. Levine
Employee

Address: